As filed with the Securities and Exchange Commission on October 29, 2026

No. 333-286944

No. 333-271354

No. 333-238750

No. 333-218415

No. 333-197516

No. 333-195540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-286944

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-271354

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-238750

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-218415

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-197516

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-195540

UNDER

THE SECURITIES ACT OF 1933

Navient LLC

(Exact name of registrant as specified in its charter)

Delaware	46-4054283
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13865 Sunrise Valley Drive Herndon, Virginia	20171
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Zip Code)

Matthew Sheldon

Senior Vice President & General Counsel

13865 Sunrise Valley Drive

Herndon, Virginia 20171

(302) 283-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kirkland & Ellis LLP

Robert M. Hayward, P.C.

Anthony L. Sanderson

333 West Wolf Point Plaza

Chicago, Illinois

(312) 862-2000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) filed by Navient LLC, a Delaware limited liability company (“Navient LLC” or the “Registrant”), relate to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), each of which became effective automatically upon filing:

•

Registration Statement No.  333-286944, originally filed with the SEC on May 2, 2025, registering shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), the Registrant’s preferred stock, par value $0.20 per share (“Preferred Stock”), warrants, units, and debt securities offered by the Registrant.

•

Registration Statement No.  333-271354, originally filed with the SEC on April 20, 2023, registering shares of Common Stock, Preferred Stock, warrants, units, and debt securities offered by the Registrant.

•	Registration Statement No. 333-238750, originally filed with the SEC on May 28, 2020, registering shares of Common Stock, Preferred Stock, warrants, and units offered by the Registrant.

•	Registration Statement No. 333-218415, originally filed with the SEC on June 1, 2017, registering shares of Common Stock, Preferred Stock, warrants, and units offered by the Registrant.

•	Registration Statement No. 333-197516, originally filed with the SEC on July 18, 2014, registering shares of Common Stock, Preferred Stock, warrants, and units offered by the Registrant.

•	Registration Statement No. 333-195540, originally filed with the SEC on April 28, 2014, registering shares of Common Stock offered by the Registrant.

On October 28, 2026, Navient Holdings, Inc., a Delaware corporation (“Navient Holdings”), completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 28, 2026, by and among Navient Corporation, a Delaware corporation (“Navient”), Navient Holdings and Navient LLC (f/k/a Relay Merger Sub LLC), pursuant to which Navient merged with and into Navient LLC, with Navient LLC continuing as the surviving entity and a wholly-owned subsidiary of Navient Holdings (the “Reorganization”). The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company (i.e., Navient Holdings) without a vote of the stockholders of the constituent corporation (i.e., Navient).

At the effective time of the Merger, (a) the separate existence of Navient ceased; and (b) each share of Navient’s Common Stock issued and outstanding immediately prior to the Merger converted on a share-for-share basis into an issued and outstanding share of Navient Holdings’ common stock. In connection with the Merger, Navient Holdings became the successor issuer to Navient pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant that had been registered under the Registration Statements for issuance but remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all of the securities of the Registrant registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on October 29, 2026.

NAVIENT LLC

By:	/s/ EDWARD BRAMSON
Name:	Edward Bramson
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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